[DREIER STEIN KAHAN BROWNE WOODS GEORGE LLP LETTERHEAD]

January 18, 2008

Board of Directors
Neah Power Systems, Inc.
22122 20th Avenue SE, Suite 161
Bothell, WA 98021

Re:	Registration Statement on Form SB-2

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement on Form SB-2 (the "Registration Statement"), to be filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Act"), for the registration of 24,650,288 shares of common stock (the "Shares"), including 750,000 shares underlying warrants (the "Warrants Shares) and 1,925,288 shares underlying convertible notes (the “Note Shares”) of Neah Power Systems, Inc., a Nevada corporation (the "Registrant"), on behalf of selling stockholders of the Registrant as described in the Registration Statement ("Selling Stockholders").

For purposes of this opinion, we have assumed, without independent verification or investigation, that each instrument has been duly and validly authorized, executed, and delivered by each of the parties thereto, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the authentic originals of all documents submitted to us as copies. In rendering the opinions included herein, we have relied upon the factual representations and warranties made by the Registrant and the Selling Stockholders.

Based on and subject to the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable, and will remain so upon resale in accordance with the Registration Statement, that the Warrant Shares are duly authorized and, upon issuance following proper exercise of the warrants and payment of the exercise price therefore, will be fully paid and nonassessable, and will remain so upon resale in accordance with the Registration Statement, and that the Note Shares are duly authorized and, upon issuance following proper conversion of the convertible notes, will be fully paid and nonassessable, and will remain so upon resale in accordance with the Registration Statement.

Board of Directors
January 18, 2008

The opinions contained in this opinion letter merely constitute expressions of our reasoned professional judgment regarding the matters of law addressed herein and neither are intended nor should they be construed as a prediction or guarantee that any court or other public or governmental authority will reach any particular result or conclusion as the matters of law addressed herein.

This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.

The opinions expressed herein are written as of and relate solely to the date hereof and are rendered exclusively for our benefit in connection with the Registrant. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters". In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the SEC thereunder.

It is understood that this opinion is to be used in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Sincerely,

/s/ DREIER STEIN KAHAN BROWNE WOODS GEORGE LLP